EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo International plc (“Endo International” or “Endo”) is presented to illustrate the estimated effects of the consummated acquisition of Auxilium by Endo, the consummated acquisition of Paladin Labs Inc. (“Paladin”) and related debt offerings to finance the transactions (See Note 1). The following unaudited pro forma condensed combined balance sheet as of September 30, 2014 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 are based upon, derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of Endo (which are available in Endo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014) and historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo Health Solutions Inc. (“EHSI”) (which are available in EHSI’s 2013 Form 10-K, the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K) and historical audited consolidated financial statements of Paladin (which are available in Exhibit 99.1 of the Current Report on Form 8-K/A filed with the Commission on May 8, 2014). The acquisitions of Auxilium and Paladin have been treated as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” which we refer to as ASC 805 for purposes of these pro forma financial statements. The unaudited pro forma condensed combined financial information set forth below give effect to the following, which we refer to, collectively, as the “Transactions”:

•	the completion of the acquisition of Auxilium (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the incurrence of $1,200.0 million of Senior Notes due 2025, which we refer to as the New Senior Notes, by Endo (see information presented in the “Auxilium Pro Forma Adjustments” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•	the incurrence on February 28, 2014 of $1,525.0 million in term loan debt, which we refer to as the Existing Credit Facility by Endo and the repayment of EHSI’s credit facilities, which we refer to as the EHSI Term Loan Credit Facility (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	the incurrence on December 19, 2013 of $700.0 million of Senior Notes due January 2022, which we refer to as the 2013 Senior Notes, by Endo (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations);

•	certain International Financial Reporting Standards, which we refer to as IFRS, to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns); and

•	certain other adjustments in connection with the consummation of the Paladin transaction (see information presented in the “Paladin Pro Forma Adjustments” column in the unaudited pro forma condensed combined statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Auxilium’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of September 30, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development which we refer to as IPR&D, identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the fiscal year ended December 31, 2013 assume the completion of the Transactions occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes the acquisition of Auxilium and the incurrence of the New Senior Notes as if the events occurred on September 30, 2014. The completion of the Paladin transaction and the incurrence of $1,525.0 million in debt by Endo and the repayment of EHSI’s existing credit facilities occurred on February 28, 2014 and are reflected in the historical unaudited consolidated balance sheet of Endo as of September 30, 2014. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo will experience after the Transactions. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain other adjustments which are considered significant. Certain financial information of Auxilium and Paladin as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in Endo’s and EHSI’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

Endo International plc

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$708,529	$74,029	$(75,881)	(5a)	$706,677
Restricted cash and cash equivalents	215,157	—	—		215,157
Marketable securities	5,336	3,844	—		9,180
Accounts receivable, net	1,039,835	107,410	—		1,147,245
Inventories, net	503,611	56,527	151,645	(5b)	711,783
Prepaid expenses and other current assets	36,938	7,153	—		44,091
Income taxes receivable	51,594	—	14,157	(5c)	65,751
Deferred income taxes	420,503	14,737	—		435,240

Total current assets	$2,981,503	$263,700	$89,921		$3,335,124

Marketable securities	2,584	—	—		2,584
Property and equipment, net	413,886	33,780	—		447,666
Goodwill	3,804,959	98,160	1,027,016	(5d)	4,930,135
Other intangibles, net	3,133,963	677,094	1,866,406	(5e)	5,677,463
Deferred income taxes	752	—	—		752
Other assets	251,902	73,920	34,300	(5a)	360,122

Total assets	$10,589,549	$1,146,654	$3,017,643		$14,753,846

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$273,909	$34,755	$—		$308,664
Accrued expenses	1,836,594	157,990	(4,061)	(5f)	1,990,523
Current portion of long-term debt	153,229	16,926	(16,926)	(5g)	153,229
Deferred income taxes	1,024	—	54,213	(5h)	55,237

Total current liabilities	$2,264,756	$209,671	$33,226		$2,507,653

Deferred income taxes	488,682	23,521	667,240	(5h)	1,179,443
Long-term debt, less current portion, net	4,219,309	580,816	619,184	(5i)	5,419,309
Other liabilities	1,086,610	170,769	(37,797)	(5f)	1,219,582
Commitments and contingencies
Stockholders’ equity:
Euro deferred shares	51	—	—		51
Common Stock	15	510	(510)	(5j)	15
Additional paid-in capital	3,076,343	631,292	1,299,481	(5j)	5,007,116
(Accumulated deficit) retained earnings	(541,602)	(465,302)	432,196	(5j)	(574,708)
Accumulated other comprehensive loss	(44,086)	(108)	108	(5j)	(44,086)
Treasury stock	—	(4,515)	4,515	(5j)	—

Total Endo International plc stockholders’ equity	$2,490,721	$161,877	$1,735,790	(5j)	$4,388,388
Noncontrolling interests	39,471	—	—		39,471

Total stockholders’ equity	$2,530,192	$161,877	$1,735,790		$4,427,859

Total liabilities and stockholders’ equity	$10,589,549	$1,146,654	$3,017,643		$14,753,846

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$1,660,878	$260,457	$42,552	$—		$—		$1,963,887
Devices revenues	359,425	—	—	—		—		359,425
Service and other revenues	56,928	20,704	—	—		—		77,632

Total revenues	$2,077,231	$281,161	$42,552	$—		$—		$2,400,944
Costs and expenses:
Cost of revenues	976,899	133,345	21,478	62,995	(5k)	5,118	(5k)	1,199,835
Selling, general and administrative	603,573	206,397	10,390	—		—		820,360
Research and development	113,772	33,519	1,299	—		—		148,590
Litigation-related and other contingencies	1,135,443	—	—	—		—		1,135,443
Asset impairment charges	—	16,514	—	—		—		16,514
Acquisition-related and integration items, net	71,819	(12,199)	35,630	(2,427)	(5l)	(68,997)	(5l)	23,826

Operating (loss) income	$(824,275)	$(96,415)	$(26,245)	$(60,568)		$63,879		$(943,624)

Interest (income) expense, net	167,528	28,610	(1,112)	27,359	(5m)	2,219	(5m)	224,604
Net loss on extinguishment of debt	31,712	—	—	—		—		31,712
Other (income) expense, net	(17,731)	(22)	(11,150)	—		—		(28,903)

Income (loss) from continuing operations before income tax	$(1,005,784)	$(125,003)	$(13,983)	$(87,927)		$61,660		$(1,171,037)

Income tax	(338,592)	119	(5,417)	(42,530)	(5n)	22,894	(5n)	(363,526)

(Loss) income from continuing operations	$(667,192)	$(125,122)	$(8,566)	$(45,397)		$38,766		$(807,511)

Discontinued Operations, net of tax	2,251	—	—	—		—		2,251

Net (loss) income	$(664,941)	$(125,122)	$(8,566)	$(45,397)		$38,766		$(805,260)

Less: Net income (loss) attributable to noncontrolling interests	2,895	—	(246)	—		—		2,649

Net income (loss) attributable to Endo International plc	$(667,836)	$(125,122)	$(8,320)	$(45,397)		$38,766		$(807,909)

Net loss per share attributable to Endo International plc
Basic	$(4.62)							$(4.59)

Diluted	$(4.62)							$(4.59)

Weighted average shares attributable to Endo International plc
Basic	144,604						(5o)	175,901
Diluted	144,604						(5o)	175,901

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share data)

	Endo Historical	Auxilium Adjusted Historical (Note 2)	Paladin Adjusted Historical (Note 2)	Auxilium Pro Forma Adjustments		Paladin Pro Forma Adjustments		Total Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$382,412	$268,811	$—		$—		$2,713,139
Devices revenues	492,226	—	—	—		—		492,226
Service and other revenues	62,765	18,303	—	—		—		81,068

Total revenues	$2,616,907	$400,715	$268,811	$—		$—		$3,286,433
Costs and expenses:
Cost of revenues	1,039,516	145,103	128,080	118,264	(5k)	27,833	(5k)	1,458,796
Selling, general and administrative	849,339	220,790	63,432	—		(11,021)	(5l)	1,122,540
Research and development	142,472	50,211	8,373	—		—		201,056
Litigation-related and other contingencies	484,242	—	—	—		—		484,242
Asset impairment charges	519,011	—	—	—		—		519,011
Acquisition-related and integration items, net	7,952	52,696	—	—		—		60,648

Operating (loss) income	$(425,625)	$(68,085)	$68,926	$(118,264)		$(16,812)		$(559,860)

Interest (income) expense, net	173,601	28,655	(4,944)	45,811	(5m)	50,014	(5m)	293,137
Net loss on extinguishment of debt	11,312	—	—	—		—		11,312
Other (income) expense, net	(50,971)	(378)	5,940	—		(4,846)	(5l)	(50,255)

Income (loss) from continuing operations before income tax	$(559,567)	$(96,362)	$67,930	$(164,075)		$(61,980)		$(814,054)

Income tax	(24,067)	(78,297)	17,562	(68,901)	(5n)	(70,742)	(5n)	(224,445)

(Loss) income from continuing operations	$(535,500)	$(18,065)	$50,368	$(95,174)		$8,762		$(589,609)

Discontinued Operations, net of tax	(96,914)	—	—	—		—		(96,914)

Net (loss) income	$(632,414)	$(18,065)	$50,368	$(95,174)		$8,762		$(686,523)

Less: Net income attributable to noncontrolling interests	52,925	—	8	—		—		52,933

Net (loss) income attributable to Endo International plc	$(685,339)	$(18,065)	$50,360	$(95,174)		$8,762		$(739,456)

Net loss per share attributable to Endo International plc
Basic	$(6.05)							$(4.33)

Diluted	$(6.05)							$(4.33)

Weighted average shares attributable to Endo International plc
Basic	113,295						(5o)	170,897
Diluted	113,295						(5o)	170,897

Note:

Certain Auxilium and Paladin amounts have been reclassified to conform to Endo’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Endo International plc

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Description of transactions

Auxilium

On October 9, 2014, Endo announced that it had entered into the merger agreement pursuant to which it will acquire all of the outstanding shares of common stock of Auxilium for a per share consideration of $33.25 in a cash and stock transaction valued at approximately $3,026.7 million. Subject to aggregate cash and equity consideration limits, Auxilium stockholders were able to elect one of three options with respect to transaction consideration: the stock election consideration, which consisted of 0.488 Endo shares per share of Auxilium common stock, the cash election consideration, which consisted of $33.25 in cash per share of Auxilium common stock, or the standard election consideration, which consisted of $16.625 in cash and 0.244 Endo shares per share of Auxilium common stock. The total amount of cash paid in respect of all shares of Auxilium common stock (other than excluded shares and Auxilium restricted shares) could not exceed, subject to adjustment pursuant to the merger agreement, $845.0 million, or approximately 50% of the total equity value of Auxilium, and the total equity consideration could not exceed 18,610,000 Endo shares, or approximately 75% of the total equity value of Auxilium. The transaction closed on January 29, 2015.

Pursuant to the QLT loan agreement, Endo loaned to Auxilium the amount required to fund the payment of the QLT termination fee of $28.4 million to terminate the QLT merger agreement. Auxilium terminated the QLT merger agreement effective October 8, 2014. The QLT termination fee loans are to be repaid (together with interest thereon) on October 9, 2015.

In connection with the Auxilium acquisition, Endo issued $1,200.0 million of New Senior Notes. As of September 30, 2014, term loans under Endo’s Existing Credit Facility amounted to $1,502.3 million.

Paladin

On November 5, 2013, EHSI announced that it had entered into an arrangement agreement to acquire Paladin in a stock and cash transaction and, on February 28, 2014, the transaction closed and each of EHSI and Paladin was acquired by Endo International plc, a newly-formed Irish holding company.

In connection with the Paladin transaction, EHSI refinanced the EHSI Term Loan Credit Facility at closing through the Existing Credit Facility. The Existing Credit Facility consists of a five-year senior secured term loan “A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The credit facility contains an uncommitted expansion provision which permits up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the credit facility or other lenders.

Under the Existing Credit Facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the Existing Credit Facility.

Interest rates

The interest rates under the Existing Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, LIBOR was assumed to be 0.25%, resulting in weighted average interest rates of 2.82% and 2.82% for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. For the purposes of these unaudited pro forma condensed combined financial statements, Endo used the stated interest rate on the 2013 Senior Notes of 5.75% and the stated interest rate on the New Senior Notes of 6.00%.

Note 2. Basis of presentation

The acquisitions of Auxilium and Paladin acquisition were accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). This unaudited pro forma condensed combined financial information does not give effect to immaterial transactions, such as the acquisitions of Boca Pharmacal LLC, Sumavel® DosePro®, Dava Pharmaceuticals, Inc. or Grupo Farmacéutico Somar by Endo and Actient Holdings LLC and STENDRA® by Auxilium.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” which we refer to as ASC 820. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this filing, Endo has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Auxilium assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical unaudited financial statements of Auxilium (which are available in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014) and the historical audited financial statements of Auxilium (which are available in Auxilium’s 2013 Form 10-K) were prepared in accordance with U.S. GAAP.

Endo is conducting a review of Auxilium’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Auxilium’s results of operations or reclassification of assets or liabilities to conform to Endo’s accounting policies and classifications. As a result of that review, Endo may identify differences between the accounting policies of the two companies that, when conformed, are not expected to have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Endo was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Endo’s financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between the two companies.

Financial information presented in the “Auxilium Adjusted Historical” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the historical presentation in Endo’s consolidated financial statements as follows:

Reclassification included in the unaudited pro forma condensed combined balance sheet (in thousands):

	As of September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Accounts receivable, other	$23,806	$(23,806)	$—
Accounts receivable, trade, net (includes $1,674 of cash discounts reclassed to accrued expenses)	$81,930	$25,480	$107,410
Inventories, non-current	$56,828	$(56,828)	$—
Other assets	$17,092	$56,828	$73,920
Accounts payable	$24,599	$10,156	$34,755
Deferred revenue, current portion	$2,622	$(2,622)	$—
Deferred rent, current portion	$1,439	$(1,439)	$—
Contingent consideration, current	$47,434	$(47,434)	$—
Accrued expenses (includes $1,674 of cash discounts reclassed from accounts receivable)	$114,977	$43,013	$157,990
Senior convertible notes	$302,404	$(302,404)	$—
Term loan, long-term portion	$278,412	$302,404	$580,816
Deferred revenue, long-term portion	$31,357	$(31,357)	$—
Deferred rent, long-term portion	$6,440	$(6,440)	$—
Contingent consideration, long-term portion	$132,972	$(132,972)	$—
Other liabilities	$—	$170,769	$170,769

Reclassification included in the unaudited pro forma condensed combined statement of operations (in thousands):

	For the Nine Months Ended September 30, 2014
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$281,161	$(20,704)	$260,457
Other revenues	$—	$20,704	$20,704
Amortization of purchased intangibles	$59,444	$(59,444)	$—
Cost of goods sold	$73,901	$59,444	$133,345
Selling, general and administrative	$219,713	$(13,316)	$206,397
Contingent consideration/acquisition-related and integration items	$(25,515)	$13,316	$(12,199)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Net revenues/pharmaceuticals	$400,715	$(18,303)	$382,412
Other revenues	$—	$18,303	$18,303
Amortization of purchased intangibles	$44,988	$(44,988)	$—
Cost of goods sold (includes $11,900 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$112,015	$33,088	$145,103
Selling, general and administrative (includes $29,400 of acquisition related costs reclassed to contingent consideration/acquisition-related and integration items)	$250,190	$(29,400)	$220,790
Contingent consideration/acquisition-related and integration items	$11,396	$41,300	$52,696

The historical financial statements of Paladin for the two months ended February 28, 2014 and the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the average exchange rate of $0.9096 for the two months ended February 28, 2014 and $0.9710 for the year ended December 31, 2013, respectively.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the Paladin unaudited adjusted historical statement of operations (in thousands of USD):

	For the Two Months Ended February 28, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$2,817	$(2,817)	$—
Cost of revenues	$18,661	$2,817	$21,478
Depreciation of property, plant and equipment	$206	$(206)	$—
Restructuring costs	$961	$(961)	$—
Selling, general and administrative	$9,223	$1,167	$10,390
Other finance expense	$(18)	$18	$—
Foreign exchange loss	$(1,050)	$1,050	$—
Share of net loss from a joint venture	$14	$(14)	$—
Share of net income from associates	$(201)	$201	$—
Other income, net	$(9,895)	$(1,255)	$(11,150)
Interest income	$(1,602)	$1,602	$—
Interest expense, net	$490	$(1,602)	$(1,112)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	$19,781	$(19,781)	$—
Cost of revenues	$108,299	$19,781	$128,080
Depreciation of property, plant and equipment	$1,256	$(1,256)	$—
Selling, general and administrative	$62,176	$1,256	$63,432
Other finance expense	$1,440	$(1,440)	$—
Foreign exchange loss	$(49)	$49	$—
Share of net loss from a joint venture	$667	$(667)	$—
Share of net income from associates	$(91)	$91	$—
Endo arrangement transaction costs	$4,846	$(4,846)	$—
Other income, net	$(873)	$6,813	$5,940
Interest income	$(8,485)	$8,485	$—
Interest expense, net	$3,541	$(8,485)	$(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Two Months Ended February 28, 2014

(In thousands of USD)

	Paladin		Paladin
	Adjusted		Adjusted
	Historical	U.S. GAAP	Historical
	IFRS	Adjustments	U.S. GAAP
Revenues:
Net pharmaceutical product sales	$42,552	$—	$42,552

Total revenues	$42,552	$—	$42,552
Costs and expenses:
Cost of revenues	21,478	—	21,478
Selling, general and administrative	10,390	—	10,390
Research and development	1,299	—	1,299
Acquisition-related and integration items, net	35,630	—	35,630

Operating loss	$(26,245)	$—	$(26,245)

Interest income, net	(1,112)	—	(1,112)
Other income, net	(11,150)	—	(11,150)

Loss before income tax	$(13,983)	$—	$(13,983)

Income tax	(5,509)	92 (a)	(5,417)

Net loss	$(8,474)	$(92)	$(8,566)

Less: Net loss attributable to noncontrolling interests	(246)	—	(246)

Net loss attributable to Paladin Labs Inc.	$(8,228)	$(92)	$(8,320)

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin		Paladin
	Adjusted		Adjusted
	Historical	U.S. GAAP	Historical
	IFRS	Adjustments	U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs and expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (a)	17,562

Net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Note 3. Estimated acquisition consideration for Auxilium

Upon completion of the merger, each issued and outstanding share of Auxilium common stock was converted into the right to receive either $33.25 in cash, 0.488 Endo shares or a mix of $16.625 in cash and 0.244 Endo shares, at each stockholder’s election, subject to the proration and adjustment procedures described in the merger agreement. Auxilium stock options were settled in cash on a cashless exercise basis for Auxilium shares in an amount equal to the positive difference, if any, between the Auxilium closing share price and the exercise price per share of Auxilium common stock applicable to such Auxilium stock option.

Of the 54,966,186 Auxilium shares outstanding that were eligible to make an election, 52,154,714, or 94.9%, elected to receive the stock election consideration, 249,408, or 0.4%, elected to receive the cash election consideration, 110,448, or 0.2%, elected to receive the standard election consideration, and the remaining 2,451,616, or 4.5%, did not make any election and thus received the standard election consideration. The result of the elections led to an oversubscription of the stock election consideration. In accordance with the proration method described in the merger agreement, each Auxilium share for which an election was made to receive the stock election consideration was instead entitled to receive approximately 0.3448 Endo shares and $9.75 in cash. The acquisition consideration is as follows (in thousands, except for per share amounts):

Acquisition Consideration

Number of shares of Auxilium common stock receiving the stock election consideration	52,155
Exchange ratio—stock election	0.345
Number of Endo shares—as exchanged	17,985
Price of Endo shares on January 28, 2015	$81.19

Estimated fair value of 18.0 million Endo shares issued to Auxilium stockholders receiving the stock election consideration		$1,460,177
Number of shares of Auxilium common stock receiving the stock election consideration	52,155
Per share cash consideration for shares of Auxilium common stock—stock election	$9.75

Estimated cash distribution to Auxilium stockholders receiving the stock election consideration		508,747
Number of shares of Auxilium common stock receiving the cash election consideration	249
Per share cash consideration for shares of Auxilium common stock—cash election	$33.25

Estimated cash distribution to Auxilium stockholders receiving the cash election consideration		8,293
Number of shares of Auxilium common stock receiving the standard election consideration	2,562
Exchange ratio—standard election	0.244
Number of Endo shares—as exchanged	625
Price of Endo shares on January 28, 2015	$81.19

Estimated fair value of 0.6 million Endo shares issued to Auxilium stockholders receiving the standard election consideration		50,755
Number of shares of Auxilium common stock receiving the standard election consideration	2,562
Per share cash consideration for shares of Auxilium common stock—standard election	$16.63

Estimated cash distribution to Auxilium stockholders receiving the standard election consideration		42,594
Number of shares of Auxilium common stock to be paid through the delivery of Endo shares to settle the Auxilium convertible notes	15,077
Exchange ratio for shares of Auxilium common stock related to the convertible notes	0.343
Number of Endo shares—as exchanged	5,171
Price of Endo shares on January 28, 2015	$81.19

Estimated fair value of 5.2 million Endo shares issued to Auxilium stockholders to settle the Auxilium convertible notes		419,841
Number of shares of Auxilium common stock to be paid in cash to settle the Auxilium convertible notes	15,077
Per share cash consideration for shares of Auxilium common stock related to the converts	$9.88

Estimated cash distribution to Auxilium stockholders to settle the Auxilium convertible notes		148,965
Fair value of Auxilium equity awards outstanding—4.7 million at January 29, 2015 (1)		82,231
Fair value of assumed term loan		305,051

Total preliminary estimated acquisition consideration		$3,026,654

Notes:

(1)	Under ASC 805, the fair value of equity awards attributed to pre-combination services is accounted for as purchase price consideration. There were a total of 4.7 million Auxilium equity awards outstanding as of January 29, 2015 with an estimated fair value of $82.2 million, which is accounted for as purchase price consideration under ASC 805.

Note 4. Estimated purchase price allocation

The pro forma adjustments to allocate the acquisition consideration will remain preliminary until Endo’s management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the closing. The final fair value adjustments necessary to value the assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The allocation of the estimated purchase price to the fair value of Auxilium’s acquired assets and liabilities assumed as if the acquisition date was September 30, 2014 is presented as follows (in millions):

Estimated acquisition consideration (see Note 3)		$3,026.7
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Auxilium’s net assets	4a	161.9
Less settlement of pre-existing Auxilium liabilities	4a	(98.5)
Less book value of Auxilium goodwill and other intangible assets	4b	(775.3)
Less book value of convertible notes	4c	302.4
Less book value of the Auxilium term loan	4d	295.4

Net assets to be acquired		(114.1)
Fair value adjustments of net assets acquired:
Inventory	4e	151.7
Deferred revenue and deferred rent	4f	41.9
Identifiable intangible assets:
Product rights and other intangibles	4g	2,349.3
IPR&D	4g	194.2
Deferred tax liabilities	4h	(721.5)

Goodwill	4i	$1,125.2

Adjustments included in the table above are for the following:

a. Reflects the acquisition of the historical book value of net assets of Auxilium as of September 30, 2014 and $118.6 million of estimated transaction costs, including $50.2 million, net, related to the settlement of warrants and call options related to the Auxilium Convertible Notes and the QLT termination fee loan of $28.4 million, less $20.1 million of estimated tax benefits, expected to be paid by Auxilium, which will reduce net assets to be acquired.

b. Auxilium’s historical balance sheet includes $775.3 million of goodwill and other intangible assets, which will be adjusted to fair value in purchase accounting.

c. Reflects the book value of the Auxilium convertible notes of $302.4 million, which are assumed to be converted into Auxilium shares and included as part of the acquisition consideration (Note 3).

d. Reflects the book value of the Auxilium term loan of $295.4 million, which was assumed and included as part of the acquisition consideration (Note 3).

e. Represents the estimated adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

f. Auxilium’s historical balance sheet includes of $34.0 million of deferred revenue and $7.9 million of deferred rent, which will be eliminated in purchase accounting.

g. Of the total estimated consideration, approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of fourteen years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $12.2 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value estimate for definite-lived intangible assets and IPR&D assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for definite-lived intangible assets and IPR&D assets may differ from this preliminary determination.

The fair value of definite-lived intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the definite-lived intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

h. Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

i. Goodwill, currently estimated at $1,125.2 million, represents the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. In accordance with ASC 350, “Intangibles—Goodwill and Other”, goodwill is not amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

Note 5. Pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands):

Debt proceeds (1)	$1,200,000
Repayment of Auxilium’s existing debt (1)	(305,051)
Debt issuance costs (2)	(34,300)
Cash transaction costs (3)	(145,700)
Total estimated purchase price to be paid in cash (4)	(790,830)

Auxilium pro forma adjustments	$(75,881)

Notes:

(1)	The issuance of $1,200.0 million in additional debt, which will be used for the acquisition of Auxilium and the subsequent repayment of $305.1 million of the Auxilium assumed term loan;
(2)	the estimated debt issuance costs of $34.3 million related to the issuance of additional debt;
(3)	the incurrence of $27.1 million and $118.6 million, including $50.2 million, net, related to the settlement of warrants and call options related to the Auxilium Convertible Notes and the QLT termination fee loan of $28.4 million, of estimated direct transaction costs of Endo and Auxilium, respectively, associated with the Auxilium acquisition; and
(4)	the estimated payment of $790.8 million in cash consideration to sellers for shares of Auxilium common stock (see Note 3).

b.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. Endo will expense the fair value adjustment of Auxilium’s inventory as the acquired inventory is sold. As there is no continuing impact of the inventory step-up on Endo’s results, expense on the increased inventory value is not included in the unaudited pro forma condensed combined statement of operations.

c.	Reflects an adjustment to income tax receivable primarily related to a tax benefit resulting from the estimated tax deductible portion of the Auxilium transaction costs.

d.	Represents the adjustment to reflect $1,125.2 million of goodwill, which is the excess of the preliminary estimated acquisition consideration expected to be transferred over the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

e.	The adjustments reflect the incremental amount necessary to record the fair value of the Auxilium intangible assets acquired of $2,543.5 million. Approximately $2,349.3 million relates to definite-lived intangible assets which are estimated to be amortized over a weighted average useful life of 14 years. The final determination of the estimated useful lives may vary from the preliminary useful life determined for pro forma purposes. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $12.2 million. Amortization related to the value of the definite-lived intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. IPR&D of $194.2 million will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of the projects and launch of the products, Endo will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

f.	Represents an adjustment to eliminate $34.0 million of deferred revenue and $7.9 million of deferred rent.

g.	Represents the subsequent payoff of Auxilium’s current portion of long-term debt of $16.9 million.

h.	Reflects deferred income tax liabilities primarily resulting from fair value adjustments for the identifiable intangible assets and inventory. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value step-ups attributable to identifiable intangible assets and inventory acquired at an estimated 36% blended statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of Auxilium’s blended statutory tax rate post-acquisition and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

i.	The adjustment to long-term debt, less current portion, net consists of the following components (in thousands):

New Senior Notes	$1,200,000
Adjustment to reflect the fair value of Auxilium debt	9,713
Endo repayment of Auxilium term loan, net of $16.9 million current portion (see 5g)	(288,125)
Conversion of Auxilium convertible notes into Auxilium shares, which are included in the acquisition consideration	(302,404)

Net change	$619,184

Endo estimates it will incur approximately $34.3 million in fees in connection with borrowings under the New Senior Notes. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma condensed combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the related debt instrument, which is 10 years.

j.	The adjustments to equity consist of the following components (in thousands):

Additional paid-in capital and common stock related to the issuance of common shares of Endo to Auxilium shareholders as merger consideration (see Note 3)	$1,930,773
The elimination of Auxilium’s historical shareholder’s equity	(161,877)
Estimated direct transaction costs of Endo, net of estimated tax effect	(33,106)

Auxilium pro forma adjustments	$1,735,790

k.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Auxilium and Paladin, which were revalued upon acquisition. These assets have an estimated weighted average useful life of 14 years and 11 years, respectively.

l.	Represents an elimination of the transactions costs associated with the Auxilium and Paladin transactions.

m.	The net adjustments for the nine months ended September 30, 2014 and the year ended December 31, 2013 consist of the following components, assuming new financing consisting of $1,200.0 million of New Senior Notes (in thousands):

	Auxilium		Paladin
	Nine Months		Nine Months
	Ended September 30,	Year Ended	Ended September 30,	Year Ended
	2014	December 31, 2013	2014	December 31, 2013
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness	$55,969	$74,466	$37,953	$90,907
Historical interest expense associated with the EHSI Term Loan Credit Facility	—	—	(35,734)	(40,893)
Historical interest expense associated with the Auxilium debt	(28,610)	(28,655)	—	—

Total interest expense adjustment	$27,359	$45,811	$2,219	$50,014

On an as adjusted basis, after giving effect to the application of the proceeds from the New Senior Notes and the consummation of the Transactions, as of September 30, 2014, Endo’s aggregate principal debt outstanding would have consisted of $1,505.7 million of floating rate debt and $4,071.9 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at September 30, 2014, each 1/8% rise in interest rates would result in approximately $1.9 million of incremental annual interest expense.

n.	Income tax rates of approximately 36%, 36% and 27% for Endo, Auxilium and Paladin, respectively, have been used for the pro forma adjustments for the nine months ended September 30, 2014 and for the year ended December 31, 2013. The income tax rates are the applicable blended statutory tax rates of Endo, Auxilium and Paladin for the periods referenced. These blended state rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

o.	Represents the adjustment to weighted average shares outstanding to account for the conversion of each Auxilium and Paladin outstanding share to Endo shares (shares in thousands). The Auxilium equity awards, convertible notes and warrants and Paladin equity awards were excluded from the diluted share calculations because their effect would have been anti-dilutive, as Endo was in a loss position for the nine months ended September 30, 2014, and for the year ended December 31, 2013.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2014	2013
Basic
Endo weighted average number of shares outstanding	144,604	113,295
Endo shares issued in replacement of Auxilium’s common shares	23,781	23,781
Endo shares issued in replacement of Paladin’s common shares (two months)	7,516	33,821

Pro forma weighted average number of basic common shares outstanding	175,901	170,897

Diluted
Endo weighted average number of shares outstanding	144,604	113,295
Endo shares issued in replacement of Auxilium’s common shares	23,781	23,781
Endo shares issued in replacement of Paladin’s common shares (two months)	7,516	33,821

Pro forma weighted average number of diluted common shares outstanding	175,901	170,897